Exhibit 10.1

SECOND AMENDMENT TO THE

GSI TECHNOLOGY, INC.

EXECUTIVE RETENTION AND SEVERANCE PLAN

WHEREAS, GSI Technology, Inc. (the “Company”) maintains the GSI Technology, Inc. Executive Retention and Severance Plan, as amended (the “Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) wishes to amend the Plan to extend the term of the Plan.

NOW, THEREFORE, by virtue and in exercise of the amending authority reserved to the Compensation Committee of the Board of the Company under Section 16 of the Plan, the Plan is hereby amended, effective as of August 27, 2020, as follows:

1.       The text of Section 5.2(e) of the Plan is hereby amended and restated in its entirety to read as follows:

(e)       Life Insurance Benefits. Subject to Section 6.2(b), for the Participant’s Base Salary Severance Period, the Company shall arrange to provide the Participant with life insurance benefits substantially similar to those provided to the Participant immediately prior to the date of the Participant’s termination of employment (or if greater, immediately prior to the Change in Control) or shall reimburse the Participant for the cost of obtaining such benefits to the extent described below. Such life insurance benefits shall be provided to the Participant at the same premium cost to the Participant and at the same coverage level as in effect immediately prior to the date of the Participant’s termination of employment (or if greater, immediately prior to the Change in Control). If the Company is not reasonably able to continue life insurance benefits coverage under the Company’s benefit plans, the Company shall provide substantially equivalent coverage from other sources or will reimburse (without a tax gross-up) the Participant for premiums (in excess of the Participant’s premium cost described above) incurred by the Participant to obtain his or her own such coverage.

2.       The text of Section 6.2(b) of the Plan is hereby amended and restated in its entirety to read as follows:

(b)       Six-Month Delay Applicable to Specified Employees. Payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to the Plan upon the Separation from Service of a Participant who is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology described in applicable Treasury Regulations) shall be paid or provided only upon the later of (1) the date that is six (6) months and one (1) day after the date of such Separation from Service or, if earlier, the date of death of the Participant (in either case, the “Delayed Payment Date”), or (2) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with the Plan. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

3.       The text of Section 12.2 of the Plan is hereby amended and restated in its entirety to read as follows:

Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Company’s Chief Financial Officer (the “Claims Administrator”). Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.

4.       The text of Section 16 of the Plan is hereby amended and restated in its entirety to read as follows:

  Unless extended by the Board or the Committee, the Plan and all Participation Agreements shall expire on September 30, 2023. Except as provided by the preceding sentence, the Plan and/or any Participation Agreement executed by a Participant may not be terminated with respect to such Participant without the written consent of the Participant and the approval of the Board or the Committee. The Plan and/or any Participation Agreement executed by a Participant may be modified, amended or superseded with respect to such Participant only by a supplemental written agreement between the Participant and the Company approved by the Board or the Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Participation Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Participation Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

5.       Except as herein provided, all of the terms, covenants and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the First Amendment to the Plan as duly adopted by the Committee on August 27, 2020.

/s/ Robert Yau
Robert Yau, Secretary